Exhibit 99.1

November 12, 2008

CONTACT:	Blake Barnett (949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES
CHANGES IN ITS BOARD OF DIRECTORS

Newport Beach, Calif., November 12, 2008 – Ambassadors International, Inc. (Nasdaq: AMIE) (the “Company”) announced today changes in its Board of Directors and the reduction of the number of directors from nine to six. The Company’s Board of Directors have welcomed Daniel J. Englander, age 39, and J. Hale Hoak, age 34, as members of its Board of Directors. Rafer L. Johnson, Arthur A. Rodney, J. Fife Symington and Joseph J. Ueberroth will continue their service as members of the Board of Directors. The Company also accepted the resignations of Brigitte M. Bren, age 42, James L. Easton, age 73, Robert P. Mosier, age 59, Richard D.C. Whilden, age 75, and Peter V. Ueberroth, age 71, and thanked them for their service to the Company. The resignations did not relate to any disagreement with the Company.

Mr. Englander is the founder and currently the Managing Partner of Ursula Investors, an investment partnership founded in 2004. Prior to Ursula Investors, Mr. Englander served as a Managing Director of Allen & Company. Mr. Englander has over 15 years of Wall Street experience and is a graduate of Yale University. Mr. Englander is currently on the Board of Directors of America’s Car-Mart, Inc. and Copart, Inc.

Mr. Hoak is the President of Hoak & Co., an investment firm that seeks to invest its capital in public and private securities, as well as other funds and investment vehicles. Mr. Hoak has over 12 years of investment experience with a focus on small and middle market deals. Mr. Hoak received his Bachelors of Science in Business from Miami University of Ohio. Mr. Hoak serves on the Board of Mustang Gas Compressions, LLC and is a former Board Member of Broadcast Electronics, Inc.

Joe Ueberroth, Chairman and CEO of the Company, stated, “We are pleased with the appointment of Dan Englander and Hale Hoak to our Board of Directors, both are significant shareholders, and we look forward to their contributions to our Company as we continue to assess our challenges and opportunities and structure our Company for success. We would like to thank the prior members of our Board of Directors for their commitment and contribution to our Company over their many years of service. Lastly, the entire Company appreciates the vision and leadership of Peter Ueberroth over the past two decades and the Board is pleased to have his ongoing support and commitment as one of the Company’s largest shareholders.”

Dan Englander stated, “Hale and I are excited about working with Joe and the management team at Ambassadors to help unlock the value that we all believe is there. In addition to being CEO, Joe is also a significant shareholder. While the Company did announce that Joe will be stepping down as CEO effective September 19, 2009, we believe that his ongoing involvement and leadership would benefit the Company. Therefore, we look forward to working with Joe and the other Board members to develop the best leadership structure going forward.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Additional Information
For further information please contact: Blake Barnett of Ambassadors International, Inc. at (949) 759-5900.

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